EXHIBIT 4.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the “Fourth Amendment”) is entered into as of the 15th day of December, 2005, by and among PIONEER DRILLING SERVICES, LTD., a Texas limited partnership (“Borrower”); PIONEER DRILLING COMPANY, a Texas corporation; PDC MGMT. CO., a Texas corporation; PDC INVESTMENT CORP., a Delaware corporation; THE FROST NATIONAL BANK, a national banking association (in its individual capacity, “Frost Bank”), for itself, as Lender, as Lead Arranger, and as Agent for Lenders; ZIONS FIRST NATIONAL BANK, a national banking association, as Lender; and BANK OF SCOTLAND, a Scottish banking corporation acting through its New York Branch, as Lender.

RECITALS

A. On October 29, 2004, Borrower, Credit Parties, Agent and Lender entered into that certain Credit Agreement, as amended pursuant to that First Amendment to Credit Agreement dated November 29, 2004, that certain Second Amendment to Credit Agreement dated March 29, 2005, and that certain Third Amendment to Credit Agreement dated October 26, 2005 (as amended, the “Credit Agreement”) concerning the terms, conditions and covenants of certain credit facilities.

B. Borrower has requested and Lenders have agreed to (i) reinstate the Acquisition Credit Facility and (ii) increase the Acquisition Facility Commitment from $40,000,000 to $50,000,000 as more particularly set forth herein.

C. All capitalized terms not otherwise defined in this Fourth Amendment shall have the same meanings as are set forth in the Credit Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Agent, Lenders and Borrower agree as follows:

AGREEMENTS

1. Acquisition Credit Facility. Lenders hereby agree that, effective as of the date hereof, the Acquisition Facility Commitment shall be reinstated, restated, reconstituted, and increased to $50,000,000 in the aggregate. Until the Acquisition Commitment Termination Date, Borrower may borrow all amounts that remain available under the Acquisition Credit Facility, as reinstated, restated, reconstituted and increased, in accordance with the terms of the Credit Agreement.

2. Annex A: Definitions. As of the date hereof, the Definition of “Acquisition Facility Commitment” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Acquisition Facility Commitment” means (a) as to any Acquisition Lender, the commitment of such Lender to make its Pro Rata Share of the Acquisition Loans as set forth on Annex I to the Agreement or in the most recent Assignment and Assumption Agreement executed by such Lender, and (b) as to all Lenders with an Acquisition Facility Commitment, the aggregate commitment of all Lenders to make the Acquisition Loans, which aggregate commitment shall be Fifty Million and No/100 Dollars ($50,000,000) on the effective date of the Fourth Amendment to Credit Agreement, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

3. Annex I. Annex I attached to the Credit Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

4. No Other Amendment. Except as specifically modified or amended herein, all terms, provisions and requirements of the Credit Agreement shall remain as written, and as amended from time to time.

5. Reaffirmation. Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Credit Agreement, as amended by this Fourth Amendment.

6. Expenses. Borrower covenants and agrees to pay all costs and expenses of Agent and Lender in connection with this Fourth Amendment, including, but not limited to, Agent’s and Lender’s attorneys’ fees, recording or filing costs or expenses, and similar items.

7. Counterparts. This Fourth Amendment may be executed in counterpart originals, no one of which need contain the signature of all parties, but all of which together shall constitute one and the same instrument.

8. Release of Agent and Lenders. Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of such Borrower as against Lenders with respect to the Credit Agreement or any other aspect of the transactions contemplated thereby, or alternatively, that any such right of offset, defense, counterclaim, claim, or objection is hereby expressly waived. In connection with the foregoing, Borrower hereby releases and discharges Agent and Lenders, and their respective parents, subsidiaries, affiliates, directors, officers, employees, attorneys, agents, successors, and assigns from any and all rights, claims, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, debts or liabilities, of any kind or character, including without limitation such claims and defenses as fraud, mistake, duress, and usury, whether in law or in equity, known or unknown, choate or inchoate, it has had, now has, or hereafter may have, arising under or in any manner relating to, whether directly or indirectly, the Credit Agreement or any other aspect of the transactions contemplated thereby from the beginning of time until the date hereof.

9. Cooperation, Further Assurances. Borrower agrees to cooperate with Agent so that the interests of Lenders are protected and the intent of the Loan Documents and this Fourth Amendment can be effectuated. Borrower agrees to execute whatever further documents and to provide whatever further assurances Agent or Lenders may reasonably request or deem necessary to effectuate the terms of this Fourth Amendment.

10. Governing Law. This Fourth Amendment and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

11. Headings. The headings preceding the text of the paragraphs of this Fourth Amendment have been inserted solely for convenience of reference and shall neither constitute a part of this Fourth Amendment nor affect its meaning, interpretation, or effect.

NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

NOTICE OF FINAL AGREEMENT

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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[Signature(s) on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first above written.

BORROWER: PIONEER DRILLING SERVICES, LTD., a Texas limited partnership

By:	PDC Mgmt. Co., a Texas corporation, General Partner

	By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

LENDERS: THE FROST NATIONAL BANK, a national banking association, as Agent and Lender

By:	/s/ Howard Kasanoff
Name:	Howard Kasanoff
Title:	Senior Vice President

ZIONS FIRST NATIONAL BANK, a national banking association, as Lender

By:	/s/ Jennifer Christopulos
Name:	Jennifer Christopulos
Title:	Vice President

BANK OF SCOTLAND, a Scottish banking corporation acting through its New York Branch, as Lender

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Assistant Vice President

The following Persons are signatories to this Fourth Amendment in their capacity as Credit Parties and Guarantors and not as Borrowers.

HOLDING COMPANY: PIONEER DRILLING COMPANY, a Texas corporation

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

PDC MGMT. CO., a Texas corporation

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

PDC INVESTMENT CORP., a Delaware corporation

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

ANNEX I (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

COMMITMENTS AS OF CLOSING DATE

Lender(s):

The Frost National Bank
Revolving Loan Commitment of:	$7,000,000

Advance Loan Commitment:	$18,750,000

Zions First National Bank
Revolving Loan Commitment of:	$0

Advance Loan Commitment:	$15,625,000

Bank of Scotland
Revolving Loan Commitment of:	$0

Advance Loan Commitment:	$15,625,000